Exhibit 10(j)

Summary of CBS Corporation Compensation for Outside Directors

(Effective February 3, 2011)

Directors of CBS Corporation (the “Company”) who are not employees of the Company or any of its subsidiaries (the “Outside Directors”) receive compensation for their service as follows:

Cash Compensation

•                  An annual Board retainer of $100,000, payable in equal installments quarterly in advance; and

•                  The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those committees receive a per meeting attendance fee of $2,000.

Outside Directors may elect to defer their cash compensation under the CBS Deferred Compensation Plan for Outside Directors, or any successor plan.

Equity Compensation

Restricted Share Units (RSUs):

•                  an annual grant of RSUs on January 31st of each year equal to $145,000 in value based on the closing price of the Company’s Class B common stock on the NYSE on the date of grant, which RSUs vest one year from the date of grant; and

•                  prorated RSU grants for Outside Directors who join the Board following the date of the annual RSU grant, but during the calendar year of the grant. Such grants will be made 5 business days following the date such Outside Director joins the Board, and will be determined by multiplying the number of months remaining in such calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by the value of the annual RSU grant for that calendar year divided by 12, divided by the closing price of the Company’s Class B common stock on the NYSE on the date of grant.  Prorated RSU grants vest on the first anniversary of the date of grant of the annual RSU grant that was awarded during the calendar year in which the Outside Director received such prorated RSU grant.

RSUs are payable to Outside Directors in shares of the Company’s Class B common stock upon vesting unless the Outside Director elects to defer settlement of the RSUs to a future date.  Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B common stock.  Dividend equivalents will accrue on the RSUs (including deferred RSUs) in accordance with the RSU Plan for Outside Directors until the RSUs are settled.

Stock Options:

•                  an initial grant of 12,734 stock options to purchase shares of the Company’s Class B common stock on the date the director first joins the Board or becomes an Outside Director, which options vest one year from the date of grant. The exercise price of the stock options is the closing price of the Company’s Class B common stock on the New York Stock Exchange (“NYSE”) on the date of grant.

Other

Expenses:

Outside Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company’s normal travel policies.

Matching Gifts Program for Directors:

All Directors, including the Outside Directors, are eligible to participate in the Company’s Matching Gifts Program for Directors. Under the program, the Company matches donations made by a Director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its Directors in supporting eligible organizations.